Exhibit 10.1

GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is entered into and effective as of the 29th day of November 2010 (the “Separation Date”), by and between Peter Waller (“Employee”), an individual, and Corinthian Colleges, Inc., a Delaware corporation (the “Company”).

In consideration of the mutual covenants and releases contained in this Agreement, Employee and the Company hereby agree as follows:

1. Resignation. Employee hereby resigns from employment by, and from any and all of his positions with (including without limitation, as a member of the Board of Directors of the Company and as President and Chief Executive Officer of the Company), the Company and each of its affiliates effective immediately. Accordingly, the Company and Employee acknowledge that any contractual (except as expressly provided herein) or employment relationship between them terminates immediately, and that they have no further contractual relationship (except as may arise out of or be expressly provided for in this Agreement) or employment relationship hereafter.

2. Employment Prior to Separation Date. Prior to the Separation Date, Employee will continue to diligently provide services to the Company as an employee, subject to the Company’s personnel and other policies, including without limitation, the Employment Agreement between Employee and the Company dated as of March 17, 2008 (the “Employment Agreement”), as well as comply with all applicable laws, including without limitation, state and federal securities laws. Capitalized terms used but not defined herein have the meaning set forth for such terms in the Employment Agreement.

3. Payments by the Company. The Company and Employee acknowledge and agree that Employee’s employment is terminating pursuant to Section 5(d) of the Employment Agreement and accordingly, the sole payment due Employee under the Employment Agreement is the Lump Sum Payment. The Company shall pay Employee within 60 days from the Separation Date, assuming Employee does not revoke this Agreement, the Lump Sum Payment consistent with the terms of Section 5(d) of the Employment Agreement. In addition, provided Employee does not revoke this Agreement, the Company agrees to the following:

(a) The Company will reimburse Employee for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Employee (and, if applicable, Employee’s eligible dependents) as in effect immediately prior to the Separation Date, to the extent that Employee elects such continued coverage; provided that the Company’s obligation to make any reimbursement pursuant to this Section 3(a) shall commence with continuation coverage for the month following the month in which the Separation Date occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Separation Date occurs (or, if earlier, shall cease upon the first to occur of Employee’s death, the date Employee becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees). To the extent Employee elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect, complete any other continuation coverage enrollment procedures the Company may then have in place, and promptly notify the Company of his premiums to continue such coverage to facilitate prompt reimbursement by the Company of any amounts due to Employee pursuant to this Section 3(a). To the extent that any reimbursement payment pursuant to this Section 3(a) is taxable to Employee, any such payment due to Employee shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. All payments and reimbursements contemplated by this Agreement will be subject to any applicable tax withholding.

(b) The Company shall pay for reasonable outplacement services incurred by Employee over the one year period following the Separation Date, up to a maximum cost to the Company of TWENTY FIVE THOUSAND DOLLARS ($25,000).

(c) To the extent the Company pays its executive officers bonuses with respect to its fiscal year ending June 30, 2011, the Company will in good faith consider Employee for a pro-rata bonus (based on the bonus Employee would have received from the Company had Employee remained employed by the Company for the entire fiscal year, multiplied by a fraction, the numerator of which is the number of days Employee was employed by the Company in the fiscal year and the denominator of which is 365). Any such pro-rata bonus shall be determined by the Compensation Committee of the Company’s Board of Directors and shall be paid to Employee at the same time the Company pays its bonuses to its executive officers generally with respect to such fiscal year (but in no event later than December 31, 2011).

4. Cooperation Following Separation. The Company and Employee agree to reasonably cooperate with each other following the Separation Date. Specifically, and without limiting the foregoing sentence, following the Separation Date, Employee will be available as reasonably requested by the Company in order to assist in the orderly transition of business matters under Employee’s management and other matters in which Employee was involved during his or her employment with the Company. As necessary, Employee also agrees to cooperate with the Company in connection with any litigation or arbitration matters or any regulatory inquiries in which the Company is or becomes involved and which concern matters in which Employee was involved during his or her employment with the Company, for which Employee’s assistance is reasonably requested by the Company. In connection with any such assistance provided by Employee at the request of the Company pursuant to this Section 4 (other than providing testimony at a trial, deposition, or other proceeding), the Company will (a) pay any related, reasonable out-of-pocket expenses incurred by Employee, and (b) to the extent Employee provides such services on more than ten (10) days after the Separation Date, compensate Employee at an hourly rate of THREE HUNDRED AND FIFTY DOLLARS ($350) per hour for each hour spent by Employee in performing such services after such first ten (10) days of services. Promptly (and in all cases within ten (10) days) following each month in which Employee performs any such services, Employee shall provide the Company with a statement showing the services so performed by Employee during such month and a reasonable breakdown of the time spent by Employee in performing such services. To the extent any payment is due to Employee pursuant to this Section 4, the Company shall make such payment to Employee not later than the end of the month following the month in which the related services were performed by Employee.

5. Trade Secrets/Confidential Information, Agreement not to Disclose, Property of Company, Unfair Competition, Solicitation of Employees.

(a) Employee acknowledges and agrees that Employee continues to be bound by the terms of Sections 8, 9, 10, 11 and 12 (Trade Secrets/Confidential Information, Agreement Not to Disclose, Property of Company, Unfair Competition and Solicitation of Employees) of the Employment Agreement, which survive the termination of Employee’s employment.

(b) Employee represents and agrees that the terms, conditions, payments, benefits and the existence of this Agreement and settlement are strictly confidential and that Employee will not disclose any information concerning this Agreement and settlement to anyone except as required by applicable law, or to legal counsel, immediate family, or financial advisors, all of whom will have first been informed of and agreed to be bound by this confidentiality provision. The parties acknowledge that this Agreement will be publicly filed by the Company with the Securities and Exchange Commission within four business days of the Separation Date.

(c) Employee warrants and represents that he has returned any and all property belonging to the Company and its affiliates to the Company. The Company and Employee agree that Employee may retain his cell phone and home office equipment (all of which has been separately identified to the Company in writing in connection with this Agreement); provided, however, that Employee will be responsible for the costs of service as to any such equipment from and after the

Separation Date and Employee shall promptly return his home computer, Blackberry and similar equipment to the Company so that it can be mirrored and wiped clean by the Company’s IT department of all Company information and material.

(d) Employee understands and agrees that any breach of this Section 5 is a material breach of the Agreement.

6. Release by Employee.

(a) Except for those obligations created by or arising out of this Agreement, Employee, on behalf of Employee, and his descendants, dependants, heirs, executors, administrators, assigns, and successors, and each of them, hereby fully releases and discharges and promises not to sue the Company and its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, partners, representatives, assigns and successors, past and present, and each of them (collectively referred to as “Releasees”), from and with respect to any and all claims, wages, rights, liens, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which Employee now owns or holds or Employee has at any time prior to the date of execution of this Agreement owned or held or may in the future hold as against any Releasee, arising out of or in any way connected with Employee’s employment relationship with, or separation from, the Company or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability. Notwithstanding the foregoing, nothing in this Agreement releases any of the following: (i) the Company from its obligation to indemnify and hold harmless Employee for any expense, liability and loss of Employee by reason of being or having been a director or officer of the Company, consistent with the Bylaws of the Company or from its indemnity obligations under Section 13 of the Employment Agreement; (ii) any rights or claims Employee may have under the directors and officers liability insurance policies maintained by the Company from time to time, and the Company will not take any action to exclude Employee from any new policy or renewal of an existing policy; (iii) Employee’s rights with respect to his equity awards previously granted by the Company to the extent they are vested on the Separation Date (and subject to any limited post-termination exercise periods and the other terms and conditions of the specific awards); and (iv) Employee’s right to his vested benefit under the Company’s Deferred Compensation Plan, which benefit will be paid in accordance with such plan and any election(s) made by Employee thereunder. The Company has separately provided Employee with a schedule showing his outstanding equity awards previously granted by the Company and the approximate amount of his current account balance under the Company’s Deferred Compensation Plan.

(b) It is the intent of Employee in executing this instrument that it be effective as a bar to each and every claim, demand and cause of action herein specified. In furtherance of this intent, Employee hereby expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provision, including thus related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action specified herein. Section 1542 provides:

“A general release does not extend to a claim which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee acknowledges that he may hereinafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this release. Nevertheless, it is the intention of Employee that this release applies to any Claim that exists or might arise, even if based on Claims or facts in addition to or different from those which Employee currently knows or believes to exist, and the release will be a bar to such claims. Employee acknowledges the significance and consequence of such release and such specified waiver of Section 1542.

(c) Without limiting the generality of the foregoing, Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee also expressly acknowledges and agrees that:

(i) in return for this Agreement, Employee has received consideration, i.e., something of value, beyond that to which he or she was already entitled before signing this Agreement;

(ii) Employee was advised orally and is hereby advised in writing to consult with an attorney before signing this Agreement;

(iii) Employee was given a copy of this Agreement on November 29, 2010, and informed that he had the right to take 21 days to review and execute this Agreement and if Employee signed the Agreement prior to the expiration of that time period, Employee acknowledges that he or she waived such right and voluntarily executed this Agreement prior to the expiration of such time period; and

(iv) Employee was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke it. Any revocation of the Agreement must be in writing and hand delivered during the revocation period. This Agreement will become effective and enforceable seven (7) days following the execution by Employee, unless it is revoked during the seven-day period.

7. No Transfer or Assignment. Employee warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Employee shall defend, indemnify and hold harmless Releasees from and against any claim (including the payment of attorneys’ fees and costs, actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8. No Reemployment. Employee waives any right to claim to reinstatement as an employee of Company and will not seek employment in the future with Company or any Releasee.

9. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to the principles of conflicts of law.

10. Drafting Cooperation. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

11. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Copies of such signed counterparts may be used in lieu of the original for any purpose.

12. Advice of Counsel. In entering into this Agreement, the parties represent that they have relied upon the advice of their own attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

13. Arbitration. In the event that either party is compelled to bring a Claim related to this Agreement, to enforce the provisions of the Agreement, to recover damages as a result of a breach of the Agreement, or from any other cause, such Claim must be processed in the manner set forth below.

(a) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION. EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(b) The arbitration shall be binding, and conducted before a single arbitrator in accordance with the terms of Section 23 of the Employment Agreement.

14. Entire Agreement. This instrument constitutes and contains the entire agreement and understanding concerning Employee’s employment with the Company, and termination from the same, and the other subject matters addressed herein, and supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof, except Sections 8, 9, 10, 11, 12 and 13 of the Employment Agreement, plus Section 23 of the Employment Agreement which is incorporated herein through Section 13 of this Agreement, except to the extent inconsistent with a specific term of this Agreement, in which case this Agreement shall control. This is a fully integrated document.

15. Severability. If any provision of this Agreement or the application of any provision is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

17. Headings. The headings of the various sections in this Agreement are intended solely for convenience of reference and shall not be deemed or construed to explain, modify or place any construction upon the sections.

The parties acknowledge that they have read the foregoing Agreement and accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 29th day of November 2010, at Orange County, California.

PETER WALLER

/s/ Peter Waller

EXECUTED this 29th day of November 2010, at Orange County, California.

CORINTHIAN COLLEGES, INC.

By:	/s/ Jack Massimino
Jack D. Massimino Chairman of the Board